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                                                                    EXHIBIT 99.1
                                                                    NEWS
For Immediate Release

DATE:     December 6, 2000

CONTACT:  Daniel J. Meaney, Public Affairs Manager
          1.860.669.8630 x3016 or 1.800.428.3985 x3016


Connecticut Water Service, Inc. to Acquire Massachusetts Water Company

Clinton, Connecticut, December 6, 2000 - Connecticut Water Service, Inc., a holding company that owns several regulated water utilities and an unregulated service company, has reached agreement to acquire Barnstable Holding Company ("Barnstable"). Barnstable owns Barnstable Water Company, serving over 7,200 water customers, or a population of approximately 40,000 in Barnstable, Massachusetts, and BARLACO, Inc. a separate real estate company owning over 100 acres of residential and commercial land in Hyannis and Barnstable, Massachusetts. The value of the transaction is approximately $6.5 million and will result in an exchange of Barnstable stock for Connecticut Water Service, Inc. stock (NASDAQ:CTWS).

The acquisition is expected to become accretive to Connecticut Water Service's earnings within 12 months after closing due to operating and maintenance expense savings and expansion of CTWS's successful unregulated business activities in Massachusetts.

In announcing the agreement Marshall T. Chiaraluce, CEO of Connecticut Water Service, Inc. said, "We are delighted that Barnstable has chosen to become part of Connecticut Water. The acquisition will expand our regulated and unregulated business base beyond Connecticut. The Barnstable operation will allow us to expand the contract services business of our unregulated subsidiary, Connecticut Water Utility Services, Inc., to water utilities and municipal water districts throughout Massachusetts." In 1999, Connecticut Water Utility Services, Inc. had revenues of approximately $1 million. These revenues were primarily generated through operating contracts for a wide range of services provided to other public and private water utilities in Connecticut. Chiaraluce added, "This is our largest single acquisition to date and will add over 10% growth to our existing customer base." CTWS presently serves

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